Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Cal R. Hoagland
SVP & CFO
interWAVE
(650) 314-2533
crhoagland@iwv.com

INTERWAVE AWARDED FRAME CONTRACT BY AT&T WIRELESS TO
DEPLOY WIRELESS CELLUAR SYSTEMS AT SEA

AT&T Wireless’ Venture To Provide Wireless Cellular Services On-board Cruise Ships

MOUNTAIN VIEW, Calif. — March 25, 2004 — interWAVE® Communications (NASDAQ: IWAV, NASDAQ: IWAVE), a pioneer in compact wireless communications systems, today announced that it has signed an agreement with AT&T Wireless Services, Inc., the second-largest wireless carrier based on revenue in the United States.  interWAVE will provide AT&T Wireless with its compact wireless cellular solutions, enabling a joint venture that AT&T Wireless recently entered into with Maritime Telecommunications Network to develop and launch an offering that will allow cruise ship passengers to use their wireless cellular phones while at sea.

“We see this as a breakthrough frame contract for interWAVE, as AT&T Wireless is a top-tier provider in North America,” said Erwin Leichtle, interWAVE’s president and chief executive officer.  As a result of our compact and scaleable wireless cellular solutions, we are the first wireless communications systems vendor able to meet AT&T Wireless’ requirements for this unique application.”

Mr. Leichtle continued, “The flexibility of our solutions will help allow AT&T Wireless’ venture to enter a new market by serving customers who want to place or receive cell phone calls while on-board cruise ships.”

The powerful, flexible and cost-effective nature of interWAVE’s compact solutions enable them to be deployed for unique applications—like cruise ships.  Wireless calls placed from subscribers on-board cruise ships are switched via interWAVE’s systems located on the ship, with cellular traffic backhauled via compressed satellite technology to the wireless carrier’s land-based gateway switch.  With the ability to seamlessly interoperate with a wireless carrier’s existing mobile network, interWAVE’s solutions enable carriers to expand their service offering into new, untapped markets. In addition, the compact architecture of interWAVE’s solution enables ease of installation, support and maintenance.

About interWAVE

interWAVE Communications International, Ltd. (NASDAQ: IWAV, NASDAQ: IWAVE) is a global provider of compact network solutions and services that offer the most innovative, cost effective and scaleable network architectures allowing operators to “reach the unreached.” interWAVE’s solutions provide economical, distributed networks that minimize capital expenditure while accelerating customers’ revenue generation. These solutions feature a product suite for the rapid and simple deployment of end-to-end compact cellular systems and broadband wireless data networks. interWAVE’s highly portable mobile, cellular networks and broadband wireless solutions provide vital and reliable wireless communications capabilities for customers in over 50 countries. interWAVE’s U.S. subsidiary is headquartered at 2495 Leghorn Street, Mountain View, California, and can be contacted at www.iwv.com or at (650) 314-2500.

About AT&T Wireless Services, Inc.

AT&T Wireless Services, Inc. (NYSE: AWE) is the second-largest wireless carrier, based on revenues, in the United States. With 21.980 million subscribers as of December 31, 2003, and revenues of more than $16.6 billion over the past four quarters, AT&T Wireless delivers advanced high-quality mobile wireless communications services, voice and data, to businesses and consumers, in the U.S. and internationally.  For more information, visit attwireless.com.

Forward Looking Statements

This news release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the results of interWAVE Communications International, Ltd. to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, the risks relating to interWAVE’s history of losses, the expectation of future losses, potential noncompliance with Nasdaq National Market continued listing requirements, potential lack of liquidity and capital resources, reliance on a small number of customers, complexity of products, difficulties in introducing new or enhanced products, compliance with regulations and evolving industry standards, long sales cycles, intense competition, management of global operations, the ability to retain and motivate key employees, and other  risk factors including potential asset impairment, dilution of shares outstanding, cash outflows, employee retention, as well as the Risk Factors discussed in the filings and reports made from time to time by interWAVE with the Securities and Exchange Commission.

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